Exhibit 10.12

THE FIRST BANCSHARES, INC.
2007 STOCK INCENTIVE PLAN

Stock Incentive Agreement

for Restricted Stock Award

This Agreement is made this the _____ day of ______________, 20___ by and between The First Bancshares, Inc. (the “Company”) and _________________________________ (the “Grantee”) pursuant to The First Bancshares, Inc. 2007 Stock Incentive Plan (the “Plan”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company recognizes the important role the Grantee plays in the success of the Company; and

WHEREAS, the Board of Directors desires to reward the Grantee with a stake in the ownership of the Company upon the conditions and terms contained within this Stock Incentive Agreement (the “Award Agreement”).

NOW, THEREFORE, the Company hereby grants Grantee the right to earn the following equity grant (the “Award”), and the Company and Grantee agree as follows with respect to such Award:

ARTICLE I
TERMS OF GRANT

1.1	Name of Grantee:	(Insert Individual’s Name)

1.2	Date of Grant:	(Insert Month, Day, Year)

1.3	Type of Equity Granted:	Restricted Stock Award

1.4	Number of Equity Shares Granted:	(Insert Number of equity shares granted)

1.5	Vesting Schedule:	100% vested on the 5th Anniversary of the Date of Grant (the “Vesting Date”)

ARTICLE II
restricted stock

2.1       Grant of Restricted Stock. The Award under this Agreement grants to Grantee the number of shares of Restricted Stock of the Company as provided in Section 1.4 above, subject to the terms and conditions provided herein.

2.2       Issue Price. The Grantee shall not be required to pay any issue price to the Company in exchange for the Restricted Stock granted hereunder.

2.3        Distributions and Voting Rights.

(a) The Grantee shall be entitled to any and all dividends and other distributions with respect to shares of Restricted Stock that become payable during the Restricted Period; provided, however, that no dividends or other distributions shall be payable to or for the benefit of the Grantee for shares of Restricted Stock with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Grantee has forfeited those shares of Restricted Stock. All such dividends, whether cash or in-kind, and other cash distributions, if any, with respect to the Restricted Stock, shall be withheld by the Company and shall be subject to the terms of this Award Agreement and shall be paid to the Grantee, without interest, only when, and if, the Grantee becomes vested in the Restricted Stock. All such dividends and other distributions, if any, shall be paid to Grantee in a single payment as soon as feasible following the date on which the Grantee vests in the Restricted Stock, but in no event more than ninety (90) days after such date.

(b) The Grantee shall be entitled to vote the shares of Restricted Stock during the Restricted Period to the same extent as would have been applicable to the Grantee if the Grantee was then vested in the shares; provided, however, that the Grantee shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Grantee has forfeited those shares of Restricted Stock.

2.4       Deposit of Shares of Restricted Stock. Each certificate issued in respect of shares of Restricted Stock granted under this Agreement shall be registered in the name of the Grantee and shall be held by the Company until all restrictions imposed hereunder shall lapse. Grantee shall, simultaneously with the execution of this Agreement, deliver to the Company a stock power endorsed in blank. As and when the Grantee (or the Grantee’s beneficiary in the event of the Grantee’s death, designated as provided in Section 5.8) becomes vested in the shares of Restricted Stock or when the Restricted Period (as defined in Section 2.6) ends, if later, and the Grantee has remitted payment of, or provided for the withholding of, all taxes the Company is required to withhold as provided in Section 5.9(a) below, the Company shall deliver to the Grantee (or the Grantee’s beneficiary in the event of the Grantee’s death, designated as provided in Section 5.8) a certificate evidencing the outright ownership of such vested shares free of any and all restrictions imposed under this Agreement.

2.5       Vesting. Grantee shall vest in the Restricted Stock on the earliest of (a) the Vesting Date, as defined in Section 1.5, provided the Grantee has not incurred a Termination of Employment prior to that date, (b) the Grantee’s Retirement, or (c) the Grantee’s death. For purposes of this Agreement, “Retirement” shall mean the Grantee’s Termination of Employment after the Grantee attains age sixty-five (65) for any reason other than for “Cause.”

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For purposes of these provisions, a Termination of Employment for “Cause” shall mean:

(i)       Grantee’s failure to substantially perform his duties with the Company (other than as a result of disability) or to comply with the directions of the Board of Directors of the Company or a subsidiary, after a demand for substantial performance is delivered to him by the Company that specifically identifies the manner in which Grantee has not substantially performed his duties or complied with the directions of the Board of Directors and Grantee’s failure to cure within fifteen (15) days following such notice, unless additional time to cure is required as determined by the Board of Directors of the Company;

(ii)       Grantee’s misconduct which is materially injurious to the Company or a subsidiary, monetarily or otherwise;

(iii)       An act of fraud, embezzlement, theft, or dishonesty in connection with Grantee’s duties or in the course of employment with the Company or a subsidiary;

(iv)       A willful and knowing material misrepresentation to the Board of Directors of the Company; or

(v)       Wrongful disclosure of confidential information of the Company or any of its subsidiaries or affiliates.

2.6       Restrictions on Transfer/Restricted Period. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the Restricted Period. For purposes of this Agreement, the Restricted Period shall be the period beginning on the Grant Date and ending on the date the Restricted Stock vests pursuant to the provisions of Section 2.5. However, if the Grantee is an individual to whom the limitations on bonus payments under the Troubled Asset Relief Program (“TARP”) established pursuant to the Emergency Economic Stabilization Act of 2008 applies, the Restricted Period shall not end earlier than the following:

(a) as to twenty-five percent (25%) of the shares of Restricted Stock granted hereunder, at the time of repayment of twenty-five percent (25%) of the aggregate financial assistance received under the TARP by the Company; and

(b) as to an additional twenty-five percent (25%) of the shares of Restricted Stock granted hereunder, at the time of repayment of fifty percent (50%) of the aggregate financial assistance received under the TARP by the Company; and

(c) as to an additional twenty-five percent (25%) of the shares of Restricted Stock granted hereunder, at the time of repayment of seventy-five percent (75%) of the aggregate financial assistance received under the TARP by the Company; and

(d) as to the remainder of the shares of Restricted Stock granted hereunder, at the time of repayment of one hundred percent (100%) of the aggregate financial assistance received under the TARP by the Company.

Notwithstanding the preceding, if a Grantee to whom the limitations under the TARP are applicable does not make an election under Section 83(b) of the Code, upon vesting of the Restricted Stock hereunder, such portion of the Restricted Stock as is reasonably required to pay the Federal, State, and local and/or foreign taxes that are anticipated to become due as a result of such vesting, shall become transferable and may be transferred only during the period beginning on the date of such vesting and ending on December 31 of the calendar year in which such vesting occurs. The amounts transferable for this purpose shall not count towards the percentages outlined above.

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2.7       Termination/Forfeiture of Shares. Any Award of Restricted Stock that is not vested at the time of the Grantee’s Termination of Employment for any reason other than Retirement or death shall be forfeited in its entirety and all rights of the Grantee and obligations of the Company hereunder shall be immediately terminated.

For all purposes of this Agreement, Termination of Employment shall mean the Grantee’s separate from service with the Company and its subsidiaries. The determination of whether a “Termination of Employment” has occurred and the effect of a leave of absence or other leave shall be made in accordance with the provisions of Treasury Regulations Section 1.409A-l(h)(l).

ARTICLE III.
CHANGE IN CONTROL OF THE COMPANY

3.1       Definitions.

(a)       Change in Control. For purposes of the Plan and this Agreement, Change in Control shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) and the Treasury Regulations thereunder, as follows:

(i)        Change in Ownership shall mean the acquisition by any one person, or more than one person acting as a group of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership of the Company (or to cause a Change in Effective Control of the Company as defined in Section 3.1(a)(ii)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 3.1(a)(i).

(ii)         Change in Effective Control shall mean:

(A)        The acquisition by any one person, or more than one person acting as a group, during any 12-month period of ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or

(B)        The replacement of a majority of members of the Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election in accordance with Treasury Regulation §1.409A-3(i)(5)(vi)(A)(2).

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Notwithstanding the foregoing, if any one person, or more than one person acting as a group, is considered to effectively control the Company (within the meaning of this Section 3.1(a)(ii)), the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Control.

(iii)       Change in the Ownership of the Company's Assets shall mean the acquisition by any one person, or more than one person acting as a group, during any 12-month period of assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. Notwithstanding the foregoing, there is no change in control event under this Section 3.1(a)(iii) when there is a transfer to an entity that is controlled by the Shareholders or other related person, within the meaning of Treasury Regulation §1.409A-3(i)(5)(vii)(B), immediately after the transfer.

(iv)       Persons Acting as a Group. For purposes of this Section 3.1(a), persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

3.2       Effect of Change in Control.

(a)       If the Company is not the surviving corporation following a Change in Control, and the surviving corporation following such Change in Control or the acquiring corporation (such surviving corporation or acquiring corporation is hereinafter referred to as the “Acquiror”) does not assume the outstanding Restricted Stock Award granted hereunder or does not substitute equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Options, then the Restricted Stock Award shall become immediately and fully vested. In addition, the Board of Directors or its designee may, in its sole discretion, provide for a cash payment to be made to the Grantee for the outstanding Restricted Stock Award upon the consummation of the Change in Control, determined on the basis of the fair market value that would be received in such Change in Control by the holders of the Company's securities relating to such Restricted Stock.

(b)       If the Company is the surviving corporation following a Change in Control, or the Acquiror assumes the outstanding Restricted Stock Award granted hereunder or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Restricted Stock Awards, then the Restricted Stock Awards or such substitutes therefor shall remain outstanding and be governed by their respective terms and the provisions of the Plan.

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(c)       If (i) the Grantee incurs a Termination of Employment without Cause within twenty-four (24) months following a Change in Control, and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the outstanding Restricted Stock Awards granted hereunder or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Restricted Stock Awards, then the outstanding Restricted Stock Awards shall become immediately and fully vested.

(d)       If (i) the Grantee incurs a Termination of Employment with the Company and its Subsidiaries for Cause within twenty-four (24) months following a Change in Control and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the outstanding Restricted Stock Awards or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Restricted Stock Awards, then the Restricted Stock Awards granted hereunder shall terminate.

(e)       In the event of a Change in Control which occurs at a time when the Company is a participant in the TARP established pursuant to the Emergency Economic Stabilization Act of 2008, the provisions of this Section pursuant to which the Restricted Stock Award becomes immediately and fully vested upon a Change in Control shall not be applicable to any Grantee who is a senior executive officer or one of the next five most highly compensated employees of the Company, if and to the extent such acceleration constitutes a golden parachute payment and is then prohibited under the provisions of TARP.

3.3       Amendment or Termination. This Article III shall not be amended or terminated at any time if any such amendment or termination would adversely affect the rights of the Grantee hereunder.

ARTICLE IV.

GRANTEE’S COVENANTS

4.1       Confidentiality. The Grantee understands and acknowledges that (i) during the Grantee’s employment with the Company or any Affiliate thereof, the Grantee will have access to Confidential Information of the Company and its Affiliates; (ii) such Confidential Information and the ability of the Company and its Affiliates to reserve such Confidential Information for their respective and exclusive knowledge and use is of great competitive importance and commercial value to the Company and its Affiliates; (iii) the Company has taken and will continue to take actions to protect the Confidential Information; and (iv) the provisions of this Section are reasonable and necessary to prevent the improper use or disclosure of such Confidential Information. Accordingly, the Grantee agrees that during the term of the Grantee’s employment with the Company or any Affiliate thereof and, following the termination of such employment, until such time as the Confidential Information becomes generally available to the public through no fault of the Grantee or any other person under a duty of confidentiality to the Company, the Grantee will not, except as required by law or legal process, in any capacity, use or disclose, or cause to be used or disclosed, any Confidential Information the Grantee acquired while employed by the Company or any Affiliate thereof. For purposes of this Agreement, the term “Confidential Information” shall include, without limitation, the identity of customers, personal customer data, strategic plans, sales data and sales strategy, methods, products, procedures, processes, techniques, financial information, vendor and supplier lists, pricing policies, personnel data and other confidential, business, competitive and proprietary information concerning or related to the Company and/or its Affiliates and their respective businesses, operations, financial conditions, results of operations, competitive position and prospects. The parties hereto agree that nothing in this Agreement shall be construed to limit or negate the law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

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4.2       non-Solicitation of Customers/Employees. The Grantee agrees that during Grantee’s employment by the Company or any Affiliate thereof and for a period of two (2) year thereafter, the Grantee will not directly, or indirectly, on behalf of himself or any other person, entity or enterprise, do any of the following:

(i)       Divert or attempt to divert from the Company or any Affiliate thereof any business by influencing or attempting to influence or soliciting or attempting to solicit any customers of the Company or any Affiliate thereof or any particular customer with whom the Company or any Affiliate thereof had business contacts in the one-year period immediately preceding the Grantee’s termination or with whom the Grantee may have dealt at any time during the Grantee’s employment by the Company or an Affiliate thereof.

(ii)       Without the prior written consent of the Company, recruit, solicit, hire, attempt to hire, or assist any other person to hire any employee of the Company or an Affiliate thereof or any person who was an employee of the Company or any Affiliate during the one (1) year period immediately preceding the Grantee’s termination of employment.

(iii)       Otherwise assist any person in any way to do, or attempt to do, anything prohibited by the foregoing.

4.3       Remedies. Notwithstanding any other provision of this Agreement, if the Grantee breaches any provision of this Article IV, any Restricted Shares which have not become vested shall be immediately forfeited to the Company. In addition, the Company shall be entitled to injunctive and other equitable relief (without the necessity of showing actual monetary damages or of posting any bond or other security): (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach, as well as any other remedies available to the Company, including monetary damages. Upon the Company’s request, the Grantee shall provide reasonable assurances and evidence of compliance with the restrictive covenants set forth in this Article IV. If any court of competent jurisdiction shall deem any provision in this Article IV too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law. The restrictive covenants set forth in this Article IV shall survive the termination of this Agreement, the forfeiture of any Restricted Shares, and the Grantee’s termination of employment with the Company and all Affiliates for any reason, and the Grantee shall continue to be bound by the terms of this Article IV as if this Agreement was still in effect.

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ARTICLE V.
MISCELLANEOUS PROVISIONS

5.1       Adjustments Upon Changes in Stock. In case of any reorganization, recapitalization, reclassification, stock split, stock dividend, distribution, combination of shares, merger, consolidation, rights offering, or any other changes in the corporate structure or shares of the Company, appropriate adjustments may be made by the Committee or the Board of Directors, as the case may be, (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares subject to outstanding Restricted Stock Award. Appropriate adjustments may also be made by the Committee or the Board of Directors, as the case may be, in the terms of any Awards under the Plan, subject to the provisions of the Plan, to reflect such changes and to modify any other terms of outstanding Awards on an equitable basis. Any such adjustments made by the Committee or the Board of Directors pursuant to this Section shall be conclusive and binding for all purposes under the Plan.

5.2       Amendment, Suspension, and Termination of Plan.

(a)       The Board of Directors may suspend or terminate the Plan or any portion thereof at any time, and, subject to limitations contained therein and subject to shareholder approval if required, may amend the Plan from time to time in such respects as the Board of Directors may deem advisable in order that any awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board of Directors may deem to be in the best interests of the Company; provided, however, that no such amendment, suspension, or termination shall materially adversely alter or impair the Restricted Stock Award granted hereunder without the consent of the Grantee.

(b)       The Committee may amend or modify the Restricted Stock Award granted hereunder in any manner to the extent that the Committee would have had the authority under the Plan initially to grant the Restricted Stock Award as so modified or amended.

(c)       Notwithstanding the foregoing, the Plan and the Agreement may be amended without any additional consideration to the Grantee to the extent necessary to comply with, or avoid penalties under, Section 409A of the Code, even if those amendments reduce, restrict or eliminate rights granted prior to such amendments.

5.3       No Right To Employment/Other Service. None of the actions of the Company in establishing the Plan, the actions taken by the Company, the Board of Directors or the Committee under the Plan, or the granting of the Restricted Stock Award pursuant to this Agreement shall be deemed (a) to create any obligation on the part of the Company or any Affiliate or on the Board of Directors of the Company or such Affiliate to retain the Grantee as an employee, consultant or other service provider or to nominate Grantee for election to the Board of Directors, or (b) to be evidence of any agreement or understanding, express or implied, that the person has a right to continue as an employee, consultant, other service provider, or non-employee director for any period of time or at any particular rate of compensation.

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5.4       Plan and Grant Document Control. The grant of the Restricted Stock Award hereunder is governed and controlled by the terms of the Plan and this Award Agreement. All the provisions of the Plan, as such may be amended from time to time, are hereby incorporated into this Agreement by this reference. All capitalized terms utilized in this Agreement shall have the same meaning as in the Plan, except as otherwise specifically provided herein.

5.5       Governing Law. All matters relating to the Plan or to awards granted under the Plan pursuant to this Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi without regard to the principles of conflict of laws.

5.6       Trust Arrangement. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Grantee having no greater rights than the Company's general creditors; provided, however, nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.

5.7       No Impact on Benefits. The Restricted Stock Award granted hereunder is not compensation for purposes of calculating the Grantee’s rights under any employee benefit plan of the Company or any Affiliate that does not specifically require the inclusion of Awards in calculating benefits.

5.8       Beneficiary Designation. The Grantee may name a beneficiary or beneficiaries to receive any vested portion of the Award that is unpaid at the Grantee’s death. Unless otherwise provided in the beneficiary designation, each designation will revoke all prior designations made by the Grantee, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If the Grantee has not made an effective beneficiary designation, the deceased Grantee’s beneficiary will be the Grantee’s surviving spouse or, if none, the deceased Grantee’s estate. The identity of a Grantee’s designated beneficiary will be based only on the information included in the latest beneficiary designation form completed by the Grantee and will not be inferred from any other evidence.

5.9       Taxes.

(a) Withholding. The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Restricted Stock Award granted hereunder. With respect to withholding required upon any taxable event arising as a result of the Restricted Stock Award granted hereunder, the Grantee may elect, subject to the approval of the Committee and to the extent allowable under the TARP, as provided in Section 2.6 above, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Stock of the Company having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing and signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. All such elections shall be made and filed with the Committee in the manner determined by the Committee on or before the Vesting Date, or such earlier date as shall be determined by the Committee. If an election has not been made by the Grantee, or the amount of the taxes required to be withheld has not been remitted by the Grantee to the Company on or before the Vesting Date, the Company shall, to the extent allowable under TARP as provided in Section 2.6 above, withhold shares of Stock of the Company having a Fair Market Value equal to the tax required to be withheld from the Restricted Stock vesting pursuant to this Award on such date.

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(b) Section 83(b) Election. The Grantee may elect to accelerate any Federal tax payment due as a result of receiving an Award of Restricted Stock by making a timely election pursuant to Section 83(b) of the Code, and complying with the procedures outlined therein.

5.10       Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

5.11       Severability. In the event any provision of the Plan or this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or this Agreement, and the Plan or this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

IN WITNESS WHEREOF, the parties hereto have caused this Stock Incentive Agreement to be executed effective as of the date first noted above.

THE FIRST BANCSHARES, INC.	GRANTEE:

By:

(Insert Name)	Grantee Name

(Insert Title)	Address

City, State, Zip Code

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